Exhibit 99


FindWhat.com                                                  News Release
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Company Contact: Karen Yagnesak
FindWhat.com
239-561-7229
KarenY@FindWhat.com

                    FINDWHAT.COM ANNOUCES THE RESIGNATION OF
                             DIRECTOR RUPINDER SIDHU

FORT MYERS, FL - JUNE 6, 2003 - FINDWHAT.COM (NASDAQ: FWHT), a leading developer and provider of performance-based marketing services for the Internet, today announced the resignation of board member Rupinder Sidhu.

"I've enjoyed my time on the Board, and hold the senior management team and my fellow board members in high regard," said Mr. Sidhu. "Due to personal reasons I have chosen to resign, although I remain a strong supporter of the company, and look forward to watching FindWhat.com's continued success."

"Since joining our board in April 2001, Rupe has contributed his knowledge and experience with unwavering dedication," stated Craig Pisaris-Henderson, chairman and CEO of FindWhat.com. "We thank him for his contribution and wish him well in his future endeavors."

ABOUT FINDWHAT.COM(R)
FindWhat.com operates online marketplaces that connect the consumers and businesses that are most likely to purchase specific goods and services with the advertisers that provide those goods and services. Online advertisers determine the per-click fee they will pay for their advertisements, which FindWhat.com and its private-label partners such as Terra Lycos's Lycos.com and HotBot distribute to millions of Internet users. The FindWhat.com Network includes hundreds of distribution partners, such as CNET's Search.com, Excite, Webcrawler, NBCi, MetaCrawler, Dogpile, Go2Net and Microsoft Internet Explorer Autosearch. Advertisers bid against each other for particular keywords or phrases through an open, automated, bid-for-position system, where the advertisement of the website with the highest bid appears first, with all other advertisers listed in descending bid order. This cost-effective, pay-for-performance model allows Web advertisers to pay only for those prospects which click-through to their sites, and increases their potential for exposure through the millions of advertisements distributed throughout the network per day. More information on FindWhat.com is available on the Company's website at http://www.FindWhat.com.

FORWARD LOOKING STATEMENTS
This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "plan," "intend," "believe" or "expect'" or variations of such words and similar expressions are intended to identify such forward-looking statements. Key risks are described in FindWhat.com's reports filed with the U.S. Securities and Exchange Commission. Readers should note that these statements may be impacted by several factors, including economic changes and changes in the Internet industry generally and, accordingly, FindWhat.com's actual performance and results may vary from those stated herein, and FindWhat.com undertakes no obligation to update the information contained herein.

(R)Registered trademark of FindWhat.com
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